Exhibit 99.1

Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	News Release Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price 330-796-1863
ANALYST CONTACT:	Pat Stobb 330-796-6704
FOR IMMEDIATE RELEASE
Goodyear Reports Higher Sales, Profit in 2009 Fourth Quarter
•	Sales up 7% on higher tire unit volume

•	Segment operating income of $249 million, up $408 million from prior year

•	Goodyear net income of $107 million (44 cents per share)

•	62 new product launches in 2009 surpass full-year target

•	Cost savings plan meets 4-year goal of $2.5 billion, new $1 billion plan announced

•	Inventories reduced by more than $1.1 billion from year-end 2008

•	Strong cash flow drives debt reduction
     AKRON, Ohio, February 18, 2010 – The Goodyear Tire & Rubber Company today reported improved fourth quarter tire unit volumes, sales and earnings in 2009.
     “Our fourth quarter results were solid, with improved gross margins, segment operating income and net income reflecting lower raw material costs, improved volumes and actions to reduce costs. These gains are a reflection of the success we had in strengthening our business despite a challenging economy and operating environment,” said Robert J. Keegan, chairman and chief executive officer.
     “Tire demand around the world has begun to recover and we look forward to year-over-year global growth in 2010. The degree of recovery, however, varies considerably by geography and product segment. We remain confident, but many challenges, including high raw material costs and weak commercial truck tire demand, will persist in 2010,” he said. “Goodyear’s strong market position and growing capabilities will, however, enable us to fully capitalize on the attractive market opportunities available to us.”
Fourth Quarter Results
     The company’s fourth quarter 2009 sales were $4.4 billion, up 7 percent from 2008’s fourth quarter. Fourth quarter sales reflect the $276 million impact of an 8 percent increase in tire unit volume due to improved global consumer tire demand and growth in emerging markets. Weakness continued in commercial tire demand in Europe and North America. Favorable foreign currency translation positively impacted sales by $310 million.
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     The company had segment operating income of $249 million in the fourth quarter of 2009 compared to a segment operating loss of $159 million in the year-ago quarter. Compared to the prior year, fourth quarter 2009 segment operating income reflects actions to reduce costs along with improved industry demand, which resulted in higher sales and increased production levels. The 2009 quarter benefited from $358 million in lower raw material costs.
     Fourth quarter 2009 Goodyear net income was $107 million (44 cents per share), compared to a loss of $330 million ($1.37 per share) in 2008’s fourth quarter. All per share amounts are diluted.
     The 2009 fourth quarter was impacted by charges of $20 million (8 cents per share) due to rationalizations, asset write-offs and accelerated depreciation; expenses related to a legal reserve for a closed facility, $4 million (2 cents per share); net tax benefits of $64 million (26 cents per share) primarily related to employee benefit plans and $21 million (8 cents per share) primarily related to the release of a valuation allowance in Australia; and gains of $13 million (5 cents per share) on insurance proceeds from the settlement of a claim related to a 2007 fire in Thailand and $2 million (1 cent per share) on asset sales. All amounts are after taxes and minority interest.
     See the table at the end of this release for a list of significant items impacting the 2009 and 2008 fourth quarters.
Full Year Results
     Goodyear’s annual sales for 2009 were $16.3 billion, down from $19.5 billion in the 2008 period. Sales reflect the $1.4 billion impact of a 9.5 percent decline in tire unit volume primarily due to lower industry demand in North America and Europe, as well as a $924 million reduction in sales in other tire-related businesses, primarily third-party chemical sales by North American Tire. Sales were negatively impacted by a lower mix of high-value commercial truck and OTR tires due to ongoing weakness in those product segments. Unfavorable foreign currency translation further reduced sales by $699 million.
     Segment operating income was $372 million compared to $804 million in 2008. This reflects weak industry demand that resulted in a negative volume impact of $266 million, increased under-absorbed fixed costs of approximately $490 million and reduced operating income from other tire-related businesses.
     Improved price/mix of $207 million and lower raw material costs of $115 million positively impacted segment operating income in 2009.
     The Goodyear net loss of $375 million ($1.55 per share) compares to a net loss of $77 million (32 cents per share) in 2008. All per share amounts are diluted.
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     Goodyear successfully launched 62 new products during the year, exceeding its goal of more than 50 new product launches during 2009.
     During 2009, the company reduced its global work force by approximately 5,700 positions, exceeding its full-year target of 5,000.
     Goodyear made further progress during 2009 on its four-point cost savings plan with $730 million in new savings, including $190 million during the fourth quarter. Savings achieved from 2006 through 2009 under the plan total $2.5 billion.
     “Although we reached our four-point cost savings goal in 2009, we will continue to attack cost in 2010,” Keegan said. “Over the next three years, we expect to achieve gross savings of an additional $1 billion.”
     Positive cash flow and reduced working capital requirements combined to improve Goodyear’s cash and liquidity position. As a result of its supply chain initiative, inventory levels are more than $1.1 billion below the year-end 2008 level, significantly exceeding the goal of a more than $500 million reduction.
     “Putting aside economic factors that were outside of our control, we had an impressive performance in 2009,” Keegan said. “Whether measured by market share, price/mix net of raw material costs, cost reductions, lower inventory or our excellent cash flow performance, our success in 2009 establishes a solid foundation for the future.”
Business Segment Results
     See the note at the end of this release for further explanation and a segment operating income reconciliation table.

North American Tire	Fourth Quarter		Twelve Months
(in millions)	2009	2008	2009	2008
Tire Units	16.9	16.9	62.7	71.1
Sales	$1,884	$1,943	$6,977	$8,255
Segment Operating (Loss)	(27)	(193)	(305)	(156)
Segment Operating Margin	(1.4)%	(9.9)%	(4.4)%	(1.9)%
     North American Tire’s fourth quarter 2009 sales decreased 3 percent from last year to $1.9 billion, reflecting lower sales in other tire-related businesses of $61 million, primarily third-party chemical sales, and reduced original equipment demand. Original equipment unit volume declined 7 percent. Replacement tire shipments were up 2 percent. Market share gains were recorded in the consumer and commercial replacement product segments.
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     Despite lower sales, the fourth quarter 2009 segment operating loss of $27 million was a $166 million improvement over the prior year. The 2009 quarter benefited from lower raw material costs of $151 million, productivity improvements and actions to reduce costs. Increased pension expense negatively impacted the operating loss.
     Results improved versus expectations as a result of a combination of operating improvements and the timing of costs and volumes.

Europe, Middle East and Africa Tire	Fourth Quarter		Twelve Months
(in millions)	2009	2008	2009	2008
Tire Units	16.2	15.1	66.0	73.6
Sales	$1,559	$1,406	$5,801	$7,316
Segment Operating Income (Loss)	125	(32)	166	425
Segment Operating Margin	8.0%	(2.3)%	2.9%	5.8%
     Europe, Middle East and Africa Tire’s fourth quarter sales increased 11 percent from last year to $1.6 billion primarily due to favorable foreign currency translation of $159 million and higher tire unit volume, which reflected improved demand, especially for winter tires. Original equipment unit volume increased 15 percent. Replacement tire shipments were up 5 percent.
     Fourth quarter 2009 segment operating income of $125 million was a $157 million improvement over the prior year. It was positively impacted by $133 million in lower raw material costs, higher sales, productivity improvements, actions to reduce costs and foreign currency translation.

Latin American Tire	Fourth Quarter		Twelve Months
(in millions)	2009	2008	2009	2008
Tire Units	5.3	4.1	19.1	20.0
Sales	$508	$405	$1,814	$2,088
Segment Operating Income	81	49	301	367
Segment Operating Margin	15.9%	12.1%	16.6%	17.6%
     Latin American Tire’s fourth quarter sales increased 25 percent from last year to $508 million primarily due to higher tire unit volume, reflecting improved demand, and favorable foreign currency translation of $72 million. Original equipment unit volume increased 39 percent. Replacement tire shipments were up 26 percent.
     Fourth quarter segment operating income was $81 million, up 65 percent from the 2008 quarter, reflecting $37 million in lower raw material costs, higher sales and productivity improvements.
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Asia Pacific Tire	Fourth Quarter		Twelve Months
(in millions)	2009	2008	2009	2008
Tire Units	5.2	4.4	19.2	19.8
Sales	$486	$381	$1,709	$1,829
Segment Operating Income	70	17	210	168
Segment Operating Margin	14.4%	4.5%	12.3%	9.2%
     Asia Pacific Tire’s fourth quarter sales increased 28 percent from last year to $486 million due to favorable foreign currency translation of $71 million and higher tire unit volume, reflecting improved demand. Original equipment unit volume increased 36 percent. Replacement tire shipments were up 11 percent.
     Fourth quarter segment operating income of $70 million increased $53 million over last year and was a record for any quarter. This was due to $37 million in lower raw material costs, higher sales, productivity improvements, actions to reduce costs and foreign currency translation.
Conference Call
     Goodyear will hold an investor conference call at 10 a.m. today. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.
     Participating in the conference call will be Robert J. Keegan, chairman and chief executive officer; Richard J. Kramer, chief operating officer; Darren R. Wells, executive vice president and chief financial officer, and Damon J. Audia, senior vice president, finance and treasurer.
     Investors, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 9:55 a.m. A taped replay will be available later by calling (706) 634-4556. The replay will also remain available on the Web site.
     Goodyear is one of the world’s largest tire companies. It employs approximately 69,000 people and manufactures its products in 57 facilities in 23 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear, go to www.goodyear.com/corporate.
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     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; pension plan funding obligations; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; the adequacy of our capital expenditures; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
(In millions, except per share amounts)	(Unaudited)
NET SALES	$4,437	$4,135	$16,301	$19,488

Cost of Goods Sold	3,581	3,666	13,676	16,139
Selling, Administrative and General Expense	640	603	2,404	2,600
Rationalizations	20	50	227	184
Interest Expense	83	82	311	320
Other (Income) and Expense	(26)	83	40	59

Income (Loss) before Income Taxes	139	(349)	(357)	186
United States and Foreign Taxes	4	(8)	7	209

Net Income (Loss)	135	(341)	(364)	(23)
Less: Minority Shareholders’ Net Income (Loss)	28	(11)	11	54

Goodyear Net Income (Loss)	$107	$(330)	$(375)	$(77)

Goodyear Net Income (Loss) – Per Share

Basic	$0.44	$(1.37)	$(1.55)	$(0.32)

Weighted Average Shares Outstanding	242	241	241	241

Diluted	$0.44	$(1.37)	$(1.55)	$(0.32)

Weighted Average Shares Outstanding	245	241	241	241
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
(In millions)	2009	2008
Assets
Current Assets:
Cash and Cash Equivalents	$1,922	$1,894
Accounts Receivable	2,540	2,517
Inventories	2,443	3,592
Prepaid Expenses and Other Current Assets	320	307

Total Current Assets	7,225	8,310
Goodwill	706	683
Intangible Assets	164	160
Deferred Income Taxes	43	54
Other Assets	429	385
Property, Plant and Equipment	5,843	5,634

Total Assets	$14,410	$15,226

Liabilities
Current Liabilities:
Accounts Payable-Trade	$2,278	$2,529
Compensation and Benefits	635	625
Other Current Liabilities	844	778
Notes Payable and Overdrafts	224	265
Long Term Debt and Capital Leases due Within One Year	114	582

Total Current Liabilities	4,095	4,779
Long Term Debt and Capital Leases	4,182	4,132
Compensation and Benefits	3,526	3,487
Deferred and Other Noncurrent Income Taxes	235	193
Other Long Term Liabilities	793	763

Total Liabilities	12,831	13,354

Commitments and Contingent Liabilities	—	—
Minority Shareholders’ Equity	593	619

Shareholders’ Equity
Goodyear Shareholders’ Equity
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450 shares, Outstanding shares, 242 (241 in 2008)	242	241
Capital Surplus	2,783	2,764
Retained Earnings	1,082	1,463
Accumulated Other Comprehensive Loss	(3,372)	(3,446)

Goodyear Shareholders’ Equity	735	1,022
Minority Shareholders’ Equity — Nonredeemable	251	231

Total Shareholders’ Equity	986	1,253

Total Liabilities and Shareholders’ Equity	$14,410	$15,226

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Non-GAAP Financial Measures
     This earnings release presents total segment operating income, which is an important financial measure for the company but is not a financial measure defined by U.S. GAAP.
     Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
Total Segment Operating Income Reconciliation Table

	Three Months Ended
	December 31,		Year Ended
	(Unaudited)		December 31,
(In millions)	2009	2008	2009	2008
Segment Operating Income (Loss)	$249	$(159)	$372	$804
Rationalizations	(20)	(50)	(227)	(184)
Interest expense	(83)	(82)	(311)	(320)
Other income and (expense)	26	(83)	(40)	(59)
Asset write-offs and accelerated depreciation	(3)	(11)	(43)	(28)
Corporate incentive compensation plans	(12)	12	(41)	4
Intercompany profit elimination	—	29	(13)	23
Curtailment/settlements	—	2	—	(9)
Other	(18)	(7)	(54)	(45)

Income (Loss) before Income Taxes	$139	$(349)	($357)	$186

Fourth Quarter Significant Items (after taxes and minority interest)
2009
•	Rationalizations, asset write-offs and accelerated depreciation, $20 million (8 cents per share).

•	Expenses related to a legal reserve for a closed facility, $4 million (2 cents per share).

•	Net tax benefits related to employee benefit plans, $64 million (26 cents per share).

•	Net tax benefits primarily related to the release of a valuation allowance in Australia, $21 million (8 cents per share).

•	Gain on insurance proceeds from the settlement of a claim related to a 2007 fire in Thailand, $13 million (5 cents per share).

•	Net gain on asset sales, $2 million (1 cent per share).
2008
•	Net rationalizations and accelerated depreciation, $49 million (21 cents per share).

•	Loss on liquidation of a Jamaican subsidiary, $16 million (7 cents per share).

•	Valuation allowance related to an investment, $5 million (2 cents per share).

•	Expenses related to hurricanes in North America, $2 million (1 cent per share).

•	Gain on asset sales, $13 million (5 cent per share).

•	Various discrete net tax benefits, $9 million (4 cents per share).

•	Net gain on settlements with certain suppliers, $7 million (3 cents per share).
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